Exhibit 10.2

NON-COMPETITION AND NON-SOLICITATION

AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is entered into on May 8, 2021 by and between Soliton, Inc., a Delaware corporation (“Company”), and Brad Hauser (“Executive” and together with the Company, the “Parties”).

WHEREAS, on the date hereof, AbbVie Inc., a Delaware corporation (“Parent”), the Company, and Scout Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of May 8, 2021 (as amended, restated, supplemented or modified from time to time, the “Merger Agreement”);

WHEREAS, as an equity holder of the Company, Executive will receive significant consideration in connection with the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, as an equity holder of the Company, Executive has obtained extensive and valuable knowledge, technical expertise and/or confidential information concerning the business of the Company; and

WHEREAS, as a condition and material inducement to Parent’s and Merger Sub’s execution of the Merger Agreement and the consummation of the transactions contemplated thereby in accordance with the terms and subject to the conditions set forth in the Merger Agreement, and to preserve the value of the business of the Company being acquired by Parent pursuant to the Merger Agreement, the Merger Agreement contemplates, among other things, that Executive enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

AGREEMENT

1.	Non-Solicitation; Non-Competition.

(a) Executive agrees that, during his employment with the Company and until eighteen (18) months following the Closing, as such term is defined in the Merger Agreement, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, actively solicit for employment any employee of the Company or any of its parents, subsidiaries, divisions, or affiliates (collectively, “Affiliated Entities”), or anyone who was an employee of the Company or any of its Affiliated Entities within the six (6) months prior to the Closing, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) Executive agrees that, during his employment with the Company and until eighteen (18) months following the Closing, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or (iii) request any person, firm or other entity that is a customer of the Company and any of its Affiliated Entities during the period of Executive’s employment with the Company or during the period that is eighteen (18) months after the Closing to curtail or cancel their business with the Company or any of its Affiliated Entities.

These obligations will continue for the specified period regardless of whether Executive terminates employment with the Company during such period and regardless of whether such termination of Executive’s employment, if any, was voluntary or involuntary or with or without cause or for any other reason.

“Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of medical or aesthetic solutions or devices in the following markets: tattoo-removal and the reduction of cellulite.

“Territory” shall mean (i) the United States, and (ii) any foreign jurisdiction in which the Company or any subsidiary of the Company is then conducting clinical trials, providing services or products, or marketing its services or products (or engaged in active discussions to provide such services).

Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Agreement are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and Executive each intend that the covenants contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

2. Exceptions. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall prevent Executive from (i) being the record or beneficial owner of two percent (2%) or less of the outstanding capital stock of a publicly traded company which may be engaged in a Competing Business, or (ii) rendering services to the Parent, as long as, and to the extent that, such services are performed in accordance with a written agreement executed and delivered by Parent on the one hand, and Executive on the other hand.

3. Enforcement: Extension Limitations. The Parties acknowledge the necessity of the protections against competition by Executive that are contained in this Agreement and acknowledge that the nature and scope of such protection has been carefully considered by the Parties. Executive further acknowledges and agrees that the provisions and restrictions of this Agreement form part of the consideration under the Merger Agreement and are among the inducements for Parent entering into and consummating the transactions contemplated therein, which is for the benefit of the Company. Executive further acknowledges that the restrictions contained in this Agreement are fair, reasonable and necessary to protect the legitimate interests of Parent and that Parent would not have entered into the Merger Agreement in the absence of such restrictions.

It is the intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Notwithstanding the foregoing, if any particular provision or portion thereof of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Agreement may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in this Agreement.

4. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Brad Hauser

If to the Company, to:

Soliton, Inc.

5304 Ashbrook Drive

Houston, Texas 77081

Attention: President

5. Representation and Warranty. Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

6. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Harris County, Texas.

8. Waiver. The waiver by either of the Parties of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of either of the Parties to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

9. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

10. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect interpretation.

11. Effectiveness. This Agreement shall become effective upon, and only upon, the Closing. Upon the termination of the Merger Agreement, and if the Closing shall not have occurred by December 31, 2022, this Agreement shall be deemed rescinded by mutual agreement and thereupon null, void ab initio, and without any force or effect with no action or notice required on the part of any party to effect the rescission of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date written above.

SOLITON, INC.

By:	/s/ Lori Bisson
Name:	Lori Bisson
Title:	Executive Vice President and Chief Financial Officer

BRAD HAUSER

By:	/s/ Brad Hauser

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